Exhibit 99.2
                                                               Page 1

                                                               May 6, 1997

   SUMMARY: Because of new investments and growth strategy announced earlier today, GTE says EPS growth for 1997 will be flat to slightly positive; moderate EPS growth in 1998, and, in 1999 it expects EPS to grow 30% to 50% higher than previous projections of "not less than 10%."

NEW YORK -- Due to investments and a detailed growth strategy announced earlier today that will position GTE as a leading national provider of telecommunications services, GTE's earnings per share growth for 1997 will be flat to slightly positive, GTE Chairman and Chief Executive Officer Charles R. Lee said at a meeting with security analysts.

     Earlier this morning, GTE issued a press release announcing the acquisition of BBN Corporation, a leading provider of end-to-end Internet solutions; a strategic alliance with Cisco Systems, Inc. to jointly develop enhanced data and Internet services for customers; and, the purchase of a national, state-of-the-art fiber-optic network from Qwest Communications.

     GTE had previously stated that it expected to achieve not less than 10 percent earnings growth for the foreseeable future -- and has achieved that goal for seven consecutive quarters.

     "Today's announcements represent a bold strategy that will position GTE for greater profitable growth over the next several years," the GTE chairman said.

     "In 1998, we will see moderate growth in EPS, and in 1999 and beyond, we're looking for a growth rate that is 30 to 50 percent higher than our previous guidance of not less than 10 percent," Lee stated.

     "Obviously, this short-term reduction in our earnings growth is due to the critical investments we must make for the future," said Lee. "We remain committed to our primary financial objective of maximizing long-term total return to our shareholders."

     With revenues of more than $21 billion in 1996, GTE is one of the largest publicly held telecommunications companies in the world.

This press release contains forward-looking statements. These forward-looking statements are based upon a series of projections and estimates regarding economies within our markets, the telecommunications industry, the effects of Federal, state and local regulations on the industry in general and on GTE's operations, as well as key performance indicators which impact the Company directly. These statements are also based upon a series of projections and estimates regarding the growth of the data market, the ability of GTE to rapidly gain market share, and the completion and integration of planned data networks. GTE's Current Report on Form 8-K filed today with the Securities and Exchange Commission discusses the important factors that could cause the actual results to differ materially from those contained in this press release.